                                                                  Exhibit 11
                     WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                               -----------------------  -----------------------
                               October 29, October 30,  October 29, October 30,
                                   1994        1993         1994        1993
                               ----------- -----------  ----------- -----------
Net income as reported         $13,399,000 $ 8,087,000  $43,670,000 $27,121,000
                                ==========  ==========   ==========  ==========
Net income used for primary
  computation                  $13,399,000 $ 8,087,000  $43,670,000 $27,121,000

Add (where dilutive):
  Tax effected interest and
  amortization of debt expense
  on convertible debt            1,086,000   1,053,000    3,262,000  3,256,000
                                ----------  ----------   ----------  ----------
Net income used for fully
  diluted computation          $14,485,000 $ 9,140,000  $46,932,000 $30,377,000
                                ==========  ==========   ==========  ==========
Weighted average number of
common shares outstanding       33,155,689  33,089,752   33,131,654  33,078,335

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents net of
  treasury shares deemed to
  have been repurchased
                                   348,807      85,013      277,561      87,846
                                ----------  ----------   ----------  ----------
Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation           33,504,496  33,174,765   33,409,215  33,166,181

Add (where dilutive):
  Shares applicable to stock
  options in addition to those
  used in primary computation
  due to the use of period-end
  market price when higher than
  average price                          -           -        5,101           -

  Assumed exercise of
  convertible debt               4,387,879   4,387,879    4,387,879   4,387,879
                                ----------  ----------   ----------  ----------

Adjusted shares outstanding
  used for fully diluted
  computation                   37,892,375  37,562,644   37,802,195  37,554,060
                                ==========  ==========   ==========  ==========